                                 United States
                      Securities and Exchange Commission
                            Washington, D.C.  20549


                                 Schedule 13G
                              (Amendment No. 1)*



                   Under the Securities Exchange Act of 1934


                               DOCUMENTUM, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  256159 10 4
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
CUSIP NO. 256159 10 4                  13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JEFFREY A. MILLER
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
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                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          639,034 shares of which 629,734 shares are registered
     OWNED BY in the name of Jeffrey Miller and Karen Miller as Co-Trustees of the Miller Living Trust dated July 7,
       EACH 1985 and 9,300 shares are registered in the name of The Miller Children's Trust I.
    REPORTING        -----------------------------------------------------------
                         SOLE DISPOSITIVE POWER
      PERSON         7
                          0
       WITH
                     -----------------------------------------------------------
                     SHARED DISPOSITIVE POWER

                     8
                          639,034 shares of which 629,734 shares are registered in the name of Jeffrey Miller and Karen Miller as Co-Trustees of the Miller Living Trust dated July 7, 1985 and 9,300 shares are registered in the name of The Miller Children's Trust I.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      639,034
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 4 pages
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Item 1.

(a)  Name of Issuer:  Documentum, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

            5671 Gibraltar Drive
            Pleasanton, CA  94588

Item 2.

(a)  Name of Person Filing:  Jeffrey A. Miller

(b)  Address of Principal Business Office:

                 5671 Gibraltar Drive
                 Pleasanton, CA  94588

(c)        Citizenship/Place of Organization:  United States

(d)        Title of Class of Securities:        Common Stock

(e)        CUSIP Number:                         256159 10 4


Item 3.    Not applicable.

Item 4     Ownership.

(a)        Amount Beneficially Owned:                639,034

(b)        Percent of Class:                             4.1%

(c)  Number of shares as to which such person has:

     (i)    sole power to vote or to direct the vote:                       0
    (ii)    shares power to vote or to direct the vote:               639,034
   (iii)    sole power to dispose or to direct the disposition of:          0
    (iv)    shared power to dispose or to direct the disposition of:  639,034

Item 5.    Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following:   [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

                               Page 3 of 4 pages
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Item 8.  Identification and Classification of Members of the Group

Not applicable.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 12, 1998
                              --------------------
                              Date


                              /s/ Jeffrey A. Miller
                              --------------------
                              Signature


                              Jeffrey A. Miller
                              --------------------
                              Name/Title


                               Page 4 of 4 pages